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                                  EXHIBIT 5.1

                        [Graham & James LLP Letterhead]

                                 February 3, 1999

Level One Communications, Incorporated
9750 Goethe Road
Sacramento, CA 95827

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Level One Communications, Incorporated, a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about February 4, 1999, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 486,088 shares of your Common Stock, par value $0.001 per share (the "Shares"), reserved for issuance pursuant to the Jato Technologies, Inc. 1997 Stock Plan (the "Plan") and the outstanding stock option agreements thereunder. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Registrant under the Plan.

     It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

/s/ Graham & James LLP

GRAHAM & JAMES LLP